Exhibit 5.1

Consent of Independent Auditors

The Board of Directors

Aurora Cannabis Inc.

We consent to the use in this Registration Statement on Form F-10 of Aurora Cannabis Inc. of our report dated June 18, 2018, on the consolidated financial statements of MedReleaf Corp., which comprise the consolidated statements of financial position as at March 31, 2018 and 2017, the consolidated statements of comprehensive (loss) income, shareholders’ equity and cash flows for the years then ended, and the notes, comprising a summary of significant accounting policies and other explanatory information (collectively the “consolidated financial statements”) included herein and to the reference to our firm under the heading “Experts” in such registration statement.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

May 10, 2019

Toronto, Canada